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                                   EXHIBIT 11
                     COMPUTATION OF INCOME PER COMMON SHARE
                    (In thousands, except per share amounts)



                                                                                                Three Months Ended
                                                                                                     March 31,
                                                                                         ------------------------------
                                                                                              1996             1995
                                                                                         -------------     ------------

PRIMARY  INCOME PER SHARE

Average shares outstanding                                                                      5,631            3,282
Net effect of dilutive stock options and warrants - based
  on the treasury stock method using average market price                                         370              ---
                                                                                         -------------     ------------
  Total                                                                                         6,001            3,282
                                                                                         ============      ============
Income:
  Net income                                                                             $      1,455      $       510
                                                                                         ============      ============

Per common share amount:
  Net income                                                                             $       0.24      $      0.16
                                                                                         ============      ============

FULLY DILUTED INCOME PER SHARE

Average shares outstanding                                                                      5,631            3,282
Net effect of dilutive stock options and warrants-based on
  the treasury stock method using market closing price                                            458              ---
Assumed conversion of certain convertible debt                                                    287              ---
                                                                                         -------------     ------------
  Total                                                                                         6,376            3,282
                                                                                         =============     ===========
Income:
  Net income                                                                              $     1,455      $       510
  Add convertible debt interest, net of income tax effect                                          62              ---
                                                                                          -----------      ------------
  Net income                                                                              $     1,517      $       510
                                                                                         ============      ============

Per common share amount:
  Net income                                                                             $       0.24      $      0.16
                                                                                         ============      ============





NOTE: All number of shares and per share amounts have been adjusted to reflect the one-for-three stock exchange related to the Company's reincorporation in Delaware effected on September 14, 1995.





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